SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  F O R M 8 - K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) January 7, 1998

                                 NETEGRITY, INC.
               (Exact name of registrant as specified in charter)


                           Delaware 1-10139 04-2911320
             (State or Other Jurisdiction (Commission) (IRS Employer
               of Incorporation) File Number) Identification No.)


                      245 Winter Street, Waltham, MA 02154
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's telephone number, including area code (617) 890-1700


                                       N/A
          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         On January 6, 1998, NeTegrity, Inc. (the "Registrant"), entered into a Preferred Stock and Warrant Purchase Agreement (the "Agreement") with Pequot Private Equity Fund, L.P., a Delaware limited partnership ("PPEF") and Pequot Offshore Private Equity Fund, Inc., a British Virgin Islands corporation (together with PPEF, the "Pequot Entities"). Pursuant to the terms of the Agreement. On January 7, 1998, the Registrant sold 1,666,667 shares of Series D Preferred Stock, at $1.50 per share, and 750,393 Warrants to the Pequot Entities for an aggregate purchase price of $2,500,000.50. The Series D Preferred Stock is automatically convertible into Common Stock on a one-for-one basis, subject to adjustment. In addition, the Series D Preferred Stock is subject to mandatory conversion into Common Stock upon certain circumstances. Pursuant to the Agreement, the Pequot Entities intend to make a second $2.5 million investment following the next release of SiteMinder(TM), the Registrant's flagship product for security management of Web applications. As part of the transaction, James McNiel ("McNiel") is joining the Board of Directors of the Registrant, as designee of the Pequot Entities, and has agreed to provide certain consulting services to the Registrant. In connection with such service, the Registrant granted McNiel warrants for the purchase of 100,000 shares of Common Stock.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

        (c) Exhibits

        See Exhibit Index.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 15, 1998

                                 NETEGRITY, INC.

                                 By:   /s/ Barry N. Bycoff

                                 Barry N. Bycoff
                                 President

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                                EXHIBIT INDEX

Exhibit        Description                                          Page Number

     4         Preferred Stock and Warrant Purchase Agreement,          116
               dated January 6, 1998, by and among NeTegrity, Inc.,
               Pequot Private Equity Fund, L.P., and Pequot Offshore Private Equity Fund, Inc.

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